Exhibit 99.1

news release

NOT FOR IMMEDIATE RELEASE

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
David Eichler, Senior VP and CFO	Erica Mannion
408-570-1000	212-766-1800 ext. 3
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Ltd. Reports Financial

Results for Fiscal 2006 Third Quarter

MILPITAS, CA: July 27, 2006 — Phoenix Technologies Ltd. (NASDAQ: PTEC) today reported its fiscal 2006 third quarter financial results.

Net revenues for the third quarter of fiscal year 2006 were $10.5 million, which is in line with the Company’s revised revenue guidance announcement of June 21, 2006. This compares to net revenues of $23.1 million reported in the second quarter of fiscal 2006 and $23.7 million for the third quarter of fiscal year 2005.

On a GAAP basis, the net loss in the third quarter of fiscal 2006 was $18.6 million, or ($0.73) per share, compared to a net loss of $3.2 million, or ($0.13) per share, for the second quarter of fiscal 2006 and net income of $0.7 million, or $0.03 per share, for the third quarter of fiscal 2005.

On a non-GAAP basis in the third quarter of fiscal 2006, Phoenix reported a net loss of $14.6 million, or $(0.58) per share, compared to a non-GAAP net loss of $1.8 million, or ($0.07) for the second quarter of fiscal 2006. Total non-GAAP adjustments in the third quarter of fiscal year 2006 were $4.0 million and include non-cash stock compensation expense as required according to Statement of Financial Accounting Standards (SFAS 123R), severance costs and other restructuring expenses. These non-GAAP adjustments are more fully described in the attached reconciliation between net loss on a GAAP basis and non-GAAP net loss provided in the accompanying financial statements. Second quarter of fiscal year 2006 non-GAAP adjustments amounted to $1.4 million and represent non-cash stock compensation expense.

“Our core BIOS business remains strong with an aggregate market share in excess of 60% in the desktop, notebook and server markets. Our strategy is to protect as well as grow our BIOS franchise with new products such as secure BIOS (TrustedCore), while leveraging our core competency in the endpoint security application markets,” said David Gibbs, senior vice president of worldwide sales and member of the operating committee.

Fully paid-up license revenue represented approximately 34% of net revenues in the third quarter of fiscal 2006 compared to 60% of net revenues in the second quarter of 2006 and

20% of our third quarter of fiscal year 2005 net revenues. In the fourth quarter of fiscal 2006, the Company expects the fully paid-up license revenue to represent approximately 20% of net revenues and approximately 10% or less during the first quarter of fiscal year 2007.

Revenue from new businesses, which includes PC applications and revenues from non-PC devices, accounted for $4.3 million, or 41% of net revenues, during the June 30, 2006 quarter, compared to $7.6 million, or 33% of net revenues in the previous quarter and $9.1 million or 38% in the third fiscal quarter of 2005.

Phoenix Technologies’ cash and short-term investments, as of June 30, 2006, were $70.5 million or $2.77 per common share outstanding compared to $76.4 million at March 31, 2006. Operating expenses on a non-GAAP basis were $19.3 million for the third quarter ended June 30, 2006, compared to $18.5 million in the quarter ended March 31, 2006 and $18.0 million for the quarter ended June 30, 2005.

Conference Call

The Company will conduct its regularly scheduled financial announcement conference call on Thursday, July 27, 2006 at 1:30 p.m. PDT. Investors are invited to listen to a live audio web cast of the quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. Alternatively investors can listen to the conference call via telephone at 800-616-6743 (U.S/Canada) or 706-643-4022 (international). An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Wednesday, August 2, 2006, at 9:00 p.m. PDT. The replay can be accessed by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) and entering conference call ID 2633009.

About Phoenix

Phoenix Technologies (NASDAQ:PTEC) is a global market leader in device-defining software that assures endpoint security, from the start. The Company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and decrease cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Phoenix, Phoenix Technologies, the Phoenix Technologies logo, and Recover Pro are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

This press release contains a non-GAAP calculation of operating expenses, net loss and net loss per share, which excludes stock-based compensation expense, restructuring charges, as well as other items. The Company’s management believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance that facilitates comparisons to the Company’s historical performance. A reconciliation between operating expenses, net loss and net loss per share on a GAAP basis and non-GAAP operating expenses, net loss and net loss per share is provided in the accompanying financial statements.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 29, 2005.

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2006	September 30, 2005
Assets
Current assets:
Cash and cash equivalents, short-term investments, and available for sale securities	$70,456	$74,827
Accounts receivable, net of allowances	11,336	22,684
Prepaid royalties and maintenance	202	2,254
Other current assets	4,588	4,450

Total current assets	86,582	104,215

Property and equipment, net	4,074	4,550
Purchased Technology, net	1,750	4,568
Goodwill	14,433	13,932
Intangible assets, net	316	368
Prepaid royalties - non current	—	17
Other assets	2,234	3,386

Total assets	$109,389	$131,036

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,391	$2,120
Accrued compensation and related liabilities	3,973	3,863
Deferred revenue	9,513	8,305
Income taxes payable	10,460	11,425
Accrued restructuring charges - current	2,154	414
Other accrued liabilities	2,842	3,740

Total current liabilities	31,333	29,867

Accrued restructuring charges - noncurrent	1,032	1,265
Other liabilities	3,558	2,940

Total liabilities	35,923	34,072

Stockholders’ equity:
Preferred stock	—	—
Common stock	34	33
Additional paid-in capital	190,540	183,749
Deferred compensation	—	(302)
Retained earnings	(24,578)	5,070
Accumulated other comprehensive loss	(882)	(1,143)
Less: Cost of treasury stock	(91,648)	(90,443)

Total stockholders’ equity	73,466	96,964

Total liabilities and stockholders’ equity	$109,389	$131,036

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2006	2005	2006	2005
Revenues	$10,450	$23,733	$52,151	$76,953
Cost of revenues	5,411	4,371	14,849	12,935

Gross Margin	5,039	19,362	37,302	64,018

Operating expenses:
Research and development	5,858	5,139	17,735	15,120
Sales and marketing	9,548	8,987	28,258	27,061
General and administrative	5,896	3,886	16,025	11,536
Amortization of acquired intangible assets	17	17	52	52
Restructuring	1,887	—	1,887	—

Total operating expenses	23,206	18,029	63,957	53,769

Income (loss) from operations	(18,167)	1,333	(26,655)	10,249

Interest and other income, net	440	(180)	1,325	(921)

Income (loss) before income taxes	(17,727)	1,153	(25,330)	9,328

Income tax expense	833	415	4,318	3,358

Net income (loss)	$(18,560)	$738	$(29,648)	$5,970

Earnings (loss) per share:
Basic	$(0.73)	$0.03	$(1.18)	$0.24
Diluted	$(0.73)	$0.03	$(1.18)	$0.23
Shares used in Earnings (loss) per share calculation:
Basic	25,333	24,893	25,152	24,759
Diluted	25,333	25,781	25,152	25,623

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(29,648)	$5,970
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	4,825	4,907
Stock-based compensation	3,878	190
Loss from disposal of fixed assets	2	—
Deferred income tax	849	370
Change in operating assets and liabilities:
Accounts receivable	11,451	(1,743)
Prepaid royalties and maintenance	2,088	1,714
Other assets	172	1,954
Accounts payable	274	(193)
Accrued compensation and related liabilities	489	438
Deferred revenue	1,254	(654)
Income taxes	(954)	(1,257)
Accrued restructuring charges	1,627	(544)
Other accrued liabilities	(757)	439

Net cash used in operating activities	(4,450)	11,591

Cash flows from investing activities:
Proceeds from sales and maturities of investments	235,750	139,226
Purchases of investments	(228,429)	(143,240)
Purchases of property and equipment	(1,482)	(2,459)
Acquisition of businesses, net of cash acquired	(500)	(500)

Net cash provided by investing activities	5,339	(6,973)

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	3,209	2,681
Repurchase of common stock	(1,205)	—

Net cash provided by financing activities	2,004	2,681

Effect of changes in exchange rates	56	1,292

Net increase in cash and cash equivalents	2,949	8,591
Cash and cash equivalents at beginning of period	36,905	38,898

Cash and cash equivalents at end of period	$39,854	$47,489

PHOENIX TECHNOLOGIES LTD.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND

NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
GAAP net income (loss)	$(18,560)	$738	$(29,648)	$5,970

(1) Equity-based compensation expense under SFAS 123R (see note below)	1,242	—	4,010	—

(2) Restructuring	1,887	—	1,887	—

(3) Severance and other related cost	855	—	855	—

Non-GAAP net income (loss)	$(14,576)	$738	$(22,896)	$5,970

Non-GAAP Earnings (loss) per share:
Basic	$(0.58)	$0.03	$(0.91)	$0.24
Diluted	$(0.58)	$0.03	$(0.91)	$0.23
Shares used in Earnings (loss) per share calculation:
Basic	25,333	24,893	25,152	24,759
Diluted	25,333	25,781	25,152	25,623

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations. The Company believes that presentation of net income and net income per share excluding non-cash equity-based compensation, restructuring, and severance cost provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(1)	This number represents non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123R beginning October 1, 2005. For the three months ending June 30, 2006, non-cash equity-based compensation was $1.2 million, allocated as follows: $75,000 to cost of goods sold, $0.3 million to research and development, $0.5 million to sales and marketing and $0.4 million to general and administrative. For the nine months ended June 30, 2006, non-cash equity-based compensation was $4.0 million, allocated as follows: $0.3 million to cost of goods sold, $0.8 million to research and development, $1.5 million to sales and marketing and $1.4 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS 123R are reflected in net income. Net income for the three and nine months ending June 30, 2005 did not include equity-based compensation expense under SFAS 123.
(2)	The Company has incurred restructuring expenses, included in its GAAP presentation of operating expense, primarily due to workforce related charges such as payments for severance and benefits and estimated costs of exiting and terminating facility lease commitments related to a formal restructuring plan approved by the Board of Directors in June 2006. For the three and nine months ending June 30, 2006, severance and benefits totaled $1.8 million and cost related to exiting and terminating one facility lease totaled $78,000. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance. Net income for the three and nine months ended June 30, 2005 did not include restructuring expenses.
(3)	The Company has incurred severance and benefits related to the voluntary termination of the Company’s Chairman and Chief Executive Officer Albert E. Sisto. The Company believes that these items do not reflect expected future operating expenses nor does that Company believe that they provide a meaningful evaluation of current versus past operational performance. Net income for the three and nine months ended June 30, 2005 did not include similar expenses.